LKA announces extension (increase) of immediately-mineable and potential reserves at the Golden Wonder Mine.

Recent exploration/development work extends immediately-mineable reserves by at least six quarters.

Au Mining, the operator of the Company's Golden Wonder Mine, has advised LKA that recently completed exploration/development work at the mine's 6th level has resulted in the extension of the strike length of the Golden Wonder vein system. LKA expects this recent development to extend the immediately-mineable reserves (located between the 3rd and 6th levels) by at least another six quarters. Pre-production efforts at this extension area are currently underway and there is no reason to believe, at this point, that the ore grade will be significantly different than the weighted average (15.42 ounces/437 grams per ton) of all ore produced from this area since commercial operations began in 1997.

Increase in potential reserves below 6 Level

LKA also believes that this extension of the vein structure(s) at 6 Level should increase potential reserves located in the 1,050' vertical interval between the valley floor and the current workings. Potential reserves in this yet-to-be-developed area are estimated by LKA to exceed 428,000 ounces of gold ($278 million at current prices). Interesecting the Golden Wonder vien structure from the valley floor is the focus of the "mine expansion project" discussed in previous press releases and Company filings. For an illustration of the underground workings, and the mine expansion area at the Golden Wonder, interested parties are referred to the diagram entitled "Golden Wonder Underground Workings" on the Company's website at: www.lkaintl.com ).

Note: Investors are cautioned that "potential reserve" estimates made by LKA are based upon the continuity of the Golden Wonder vein structure (both in size and grade) to a depth of approximately 1,050 feet below the current workings. These estimates also take into account the Company's nine-year production history with the 350'vertical interval between between 6 and 3 levels as well as exploration work conducted 100' below 6 level. There can be no assurance, at this time, that these estimates will prove reliable.

About LKA

As the sole property owner, LKA currently receives a 10% net-smelter royalty (less certain shipping and handling charges) from Golden Wonder production. LKA plans to substantially increase it's interest in Golden Wonder production (up to a 40-50% net-profits interest) by financing the estimated $3.5 million expansion of the Mine's existing production zone.

LKA's plans to expand Golden Wonder production are subject to a number of conditions including but not limited to, favorable financing terms/availability, permits, favorable geology, etc. There can be no assurance that LKA will be successful in this endeavor.

Forward-looking statements in this release are made pursuant to the 'safe harbor' provisions of the Private Securities Litigation reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the company's products and services, competition, new products and technological changes, as well as any and all 'other risks' associated with business.